Exhibit (a)(iv) under Form N-1A
                                     Exhibit (3)(i) under Item 601/Reg. S-K


                          ARTICLES SUPPLEMENTARY
                                    OF
                    FEDERATED TOTAL RETURN SERIES, INC.

     FEDERATED TOTAL RETURN SERIES, INC., a Maryland corporation having its principal offices in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by five billion (5,000,000,000) shares of which one billion (1,000,000,000) of such shares shall be classified as Federated Total Return Bond Fund Class A, one billion (1,000,000,000) shares as Federated Total Return Bond Fund Class B, one billion (1,000,000,000) shares as Federated Total Return Bond Fund Class C, and two billion (2,000,000,000) shares shall be unclassified.

     SECOND: The shares of Common Stock classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FOURTH, paragraph (b) of the Corporation's charter and as set forth below:

     a. Shares having a common Fund name shall be invested in a common investment portfolio and the assets, liabilities, income, expenses, dividends and related liquidation rights belonging to each investment portfolio and allocated among them and among the various classes invested therein shall be as determined by the Board of Directors of the Corporation in accordance with law.

     b. At such times (which may vary between and among the holders of particular classes of stock invested in a common investment portfolio) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock invested in any common investment portfolio of the Corporation may be automatically converted into shares of another class of stock invested in the same common investment portfolio of the Corporation based on the relative net asset value of such classes at the time of the conversion, subject, however, to any conditions of the conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

     THIRD: Immediately before the increase in the aggregate number of shares as set forth in Article FIRST hereto, the Corporation was authorized to issue ten billion (10,000,000,000) shares of Common Stock, all of which were of a par value of one tenth of one cent ($.001) per share having an aggregate par value of ten million dollars ($10,000,000), of which one billion (1,000,000,000) shares were classified as Federated Mortgage Fund Institutional Shares, one billion (1,000,000,000) shares were classified as Federated Mortgage Fund Institutional Service Shares, one billion (1,000,000,000) shares were classified as Federated Ultrashort Bond Fund Institutional Shares, one billion (1,000,000,000) shares were classified as Federated Ultrashort Bond Fund Institutional Service Shares, one billion (1,000,000,000) shares were classified as Federated Total Return Bond Fund Institutional Shares, one billion (1,000,000,000) shares were classified as Federated Total Return Bond Fund Institutional Service Shares, one billion (1,000,000,000) shares were classified as Federated Limited Duration Fund Institutional Shares, one billion (1,000,000,000) shares were classified as Federated Limited Duration Fund
Institutional Service Shares, and two billion (2,000,000,000) shares were unclassified.

     FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is fifteen billion (15,000,000,000) shares of Common Stock, all of which are of a par value of one tenth of one cent ($.001) per share having an aggregate par value of fifteen million dollars ($15,000,000), which are classified as follows:

Federated Mortgage Fund                                   1,000,000,000
Institutional Shares

Federated Mortgage Fund                                   1,000,000,000
Institutional Service Shares

Federated Ultrashort Bond Fund                            1,000,000,000
Institutional Shares

Federated Ultrashort Bond Fund                            1,000,000,000
Institutional Service Shares

Federated Total Return Bond Fund                          1,000,000,000
Institutional Shares

Federated Total Return Bond Fund                          1,000,000,000
Institutional Service Shares

Federated Limited Duration Fund                           1,000,000,000
Institutional Shares

Federated Limited Duration Fund                           1,000,000,000
Institutional Service Shares

Federated Total Return Bond Fund
Class A Shares                                            1,000,000,000


Federated Total Return Bond Fund
Class B Shares                                            1,000,000,000

Federated Total Return Bond Fund
Class C Shares                                            1,000,000,000

Unclassified Shares                                       4,000,000,000
                                                           ------------
Total Shares                                             15,000,000,000

     FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     SIXTH: The Board of Directors of the Corporation increased the total number of shares of Common Stock the Corporation has authority to issue pursuant to
Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's charter.

     The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, Federated Total Return Series, Inc. has caused these presents to be signed and filed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on June 1, 2001.


WITNESS:                      FEDERATED TOTAL RETURN SERIES, INC.



/s/ C. Grant Anderson         By:   /s/ Jopseph M. Balestrino
---------------------------       --------------------------------
C. Grant Anderson                 Joseph M. Balestrino
Assistant Secretary               Vice President